Exhibit 99.1

Bunge Reports Strong First Quarter Results

White Plains, NY — April 28, 2011 — Bunge Limited (NYSE:BG)

•                          Total segment EBIT of $317 million, up $199 million vs. 2010

•                          Strong performance in agribusiness and food & ingredients

•                          Sugar & bioenergy and fertilizer results generally in line with expectations

•     Financial Highlights

	Quarter Ended
US$ in millions, except per share data	3/31/11	3/31/10

Volume (000 metric tons)	29,284	31,923
Net sales	$12,194	$10,345
Total segment EBIT (a)	$317	$118
Agribusiness	$253	$122
Sugar & Bioenergy	$2	$5
Edible Oil Products	$34	$18
Milling Products	$33	$13
Fertilizer	$(5)	$(40)
Net income attributable to Bunge	$232	$63
Earnings per common share-diluted	$1.49	$0.31

(a)  Total segment earnings before interest and tax (“EBIT”) is a non-GAAP financial measure. A reconciliation to the most directly comparable U.S. GAAP measure is included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

•      Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer, stated, “Bunge is off to a strong start in 2011.  Agribusiness and food & ingredients performed very well in the first quarter and sugar & bioenergy and fertilizer produced segment results generally in line with our expectations.  The Brazilian sugarcane harvest is getting underway now, and all eight of our mills should be operating next week.

“The agribusiness and food markets continue to be characterized by tight supply and volatility, resulting from a combination of factors, including weather and trade policy.  While current conditions are likely to persist throughout the year, farmers around the world are responding to higher commodity prices with large plantings and ample use of crop inputs.  South American harvests are near record levels and, weather permitting, U.S. farmers are expected to plant the largest acreage of major crops in nearly 25 years.  Another season of large harvests will be an important step in rebuilding stocks and moderating prices.

“The current market environment puts a premium on an efficient, flexible supply chain and excellent risk management. These are some of Bunge’s key strengths which allow us to deliver reliable service to customers and generate value for shareholders.”

•      First Quarter Results

Agribusiness

Higher results in the quarter were primarily due to strong performance in grain merchandising, which benefited from strong global demand for U.S. and South American exports.  Results in oilseed processing were lower, due to weaker volumes and margins.  Lower volume in the quarter was primarily due to reduced European grain origination and softseed processing volumes resulting from the smaller 2010 crops in the Black Sea region.  First quarter 2010 results included $14 million of impairment and restructuring charges.

Sugar & Bioenergy

The first quarter is the inter-harvest period in Brazil when sugarcane mills in the Center-South region are not operating and are selling sugar and ethanol inventories from the previous cane harvest.  High prices in the quarter were offset by low volumes due to the impact of dry weather on sugarcane yields in Brazil last year.  First quarter 2010 results included $11 million of transaction-related expenses in connection with the Moema acquisition.

Edible Oil Products

Strong results in Europe and North America were partially offset by lower results in our margarine business, which experienced aggressive competition.

Milling Products

Higher results in the quarter were due to stronger margins in wheat and corn milling, as well as the contribution of our U.S. rice milling business, which we acquired in the fourth quarter of 2010.  Wheat milling benefited from the combination of high local sales prices and low raw material costs, as much of our inventory was purchased prior to the rise in global wheat prices.  First quarter 2010 results included $3 million of impairment and restructuring charges.

Fertilizer

First quarter is typically a low-volume period due to the seasonality of the South American planting season, which mostly occurs in the second half of the year.  In the quarter, volumes were generally in line with expectations and margins were higher due to tight industry inventory levels in Brazil.  Results in first quarter 2010 include operating results from our Brazilian nutrients business that we sold.

Financial Costs

Interest expense decreased in the quarter due to lower average interest rates on debt.

Income Taxes

The effective tax rate for the quarter ended March 31, 2011 was 15 percent compared to 10 percent for the same period last year.

Cash Flow

Cash provided by operations in the quarter ended March 31, 2011 was $734 million compared to cash provided by operations of $760 million in the same period last year.

•      Outlook

Drew Burke, Chief Financial Officer, stated, “In agribusiness, the favorable environment for our grain merchandising business should continue.  Global demand is good and farmers around the world are responding to high agricultural commodity prices by increasing crop production.  Oilseed processing margins in South America should benefit from higher utilization now that harvest is underway.  Margins in Europe should improve later in the year when stocks are replenished during harvest.  However, margins in the U.S. are likely to remain under pressure due to excess capacity.

“In sugar & bioenergy, tight global sugar supplies and strong demand for ethanol in Brazil should continue to be supportive of prices.

“Food & ingredients should continue to perform well.  However, pricing pressures in edible oils will likely persist in certain markets, and wheat milling margins will likely decrease as low-cost raw material inventories are replaced at market prices.

“In fertilizer, strong farm economics should result in increased plantings and demand for fertilizer.

“Results in our fertilizer and sugar & bioenergy segments will be weighted to the second half of the year due to the seasonality of the businesses.”

•      Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on April 28, 2011 to discuss the company’s results.

A slide presentation to accompany the discussion of results will be posted in the “Investor Information” section of www.bunge.com.

To listen to the call from within the U.S., dial 888-895-5479.  From outside the U.S. or Canada, dial 847-619-6250.  When prompted, enter confirmation code 29553381.  The call will also be webcast live at www.bunge.com.

To access the webcast, select the “Investor Information” link on the Bunge homepage, then select “Webcasts and News Alerts.”  Select “Q1 2011 Bunge Limited Conference Call” and follow the prompts.

A replay of the call will be available later in the day on April 28, 2011, continuing through May 28, 2011.  To listen to the replay from within the U.S., dial 888-843-7419.  From outside the U.S. or Canada, dial 630-652-3042.  When prompted, enter confirmation code 29553381.  A replay will also be available on the company’s website.  To access it, select the “Investor Information” link on the Bunge homepage, then select “Audio Archives” and follow the prompts.

•      About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company with approximately 32,000 employees in more than 30 countries. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America. Founded in 1818, the company is headquartered in White Plains, New York.

•      Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

• Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, income from operations before income tax, net income attributable to Bunge and earnings per share for the quarter ended March 31, 2011 and 2010.

	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share Diluted
(In millions, except per share data)	2011	2010	2011	2010	2011	2010	2011	2010
Quarter Ended March 31:
Impairment and Restructuring charges (1)	$—	$(22)	$—	$(22)	$—	$(14)	$—	$(0.10)
Acquisition Related Expenses (2)	—	(11)	—	(11)	—	(7)	—	(0.05)
Total	$—	$(33)	$—	$(33)	$—	$(21)	$—	$(0.15)

Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	March 31,
(In millions, except per share data)	2011	2010
Net sales	$12,194	$10,345
Cost of goods sold	(11,555)	(9,800)

Gross profit	639	545
Selling, general and administrative expenses	(344)	(347)
Interest income	21	19
Interest expense (3)	(72)	(78)
Foreign exchange gains (losses)	42	(50)
Other income (expense) - net	(8)	—

Income from operations before income tax and equity earnings of affiliates	278	89
Income tax expense	(43)	(9)

Equity in earnings of affiliates	—	—

Net income	235	80
Net income attributable to noncontrolling interest	(3)	(17)

Net income attributable to Bunge	232	63
Convertible preference share dividends	(8)	(19)
Net income available to Bunge common shareholders	$224	$44

Earnings per common share — diluted (4):
Earnings to Bunge common shareholders	$1.49	$0.31

Weighted-average common shares outstanding — diluted (4)	155,647,491	141,286,541

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our condensed consolidated statements of income and volumes by reportable segment.

	Quarter Ended
	March 31,
(In millions, except volumes)	2011	2010
Volumes (in thousands of metric tons):
Agribusiness	24,211	25,138
Sugar & Bioenergy	1,438	1,763
Edible oil products	1,410	1,439
Milling products	1,243	1,284
Fertilizer	982	2,299
Total	29,284	31,923

Net sales:
Agribusiness	$8,123	$6,645
Sugar & Bioenergy	1,061	1,025
Edible oil products	2,016	1,573
Milling products	500	403
Fertilizer	494	699
Total	$12,194	$10,345

Gross profit:
Agribusiness	$407	$329
Sugar & Bioenergy	32	22
Edible oil products	114	99
Milling products	57	34
Fertilizer	29	61
Total	$639	$545

Selling, general and administrative expenses:
Agribusiness	$(177)	$(168)
Sugar & Bioenergy	(38)	(29)
Edible oil products	(74)	(76)
Milling products	(28)	(22)
Fertilizer	(27)	(52)
Total	$(344)	$(347)

Foreign exchange gain (loss):
Agribusiness	$34	$(41)
Sugar & Bioenergy	11	9
Edible oil products	(1)	(2)
Milling products	—	—
Fertilizer	(2)	(16)
Total	$42	$(50)

Segment earnings before interest and tax:
Agribusiness	$253	$122
Sugar & Bioenergy	2	5
Edible oil products	34	18
Milling products	33	13
Fertilizer	(5)	(40)
Total (5)	$317	$118

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(In millions)	2011	2010
Assets
Cash and cash equivalents	$812	$578
Trade accounts receivable	3,138	2,901
Inventories (6)	6,719	6,635
Other current assets (7)	5,234	5,701
Total current assets	15,903	15,815
Property, plant and equipment, net	5,564	5,312
Goodwill and other intangible assets, net	1,182	1,120
Investments in affiliates	605	609
Other non-current assets	3,219	3,145
Total assets	$26,473	$26,001

Liabilities and Shareholders’ Equity
Short-term debt	$1,018	$1,718
Current portion of long-term debt	629	612
Trade accounts payable	4,033	3,637
Other current liabilities	3,676	4,037
Total current liabilities	9,356	10,004
Long-term debt	3,041	2,551
Other non-current liabilities	971	892
Total equity	13,105	12,554
Total liabilities and shareholders’ equity	$26,473	$26,001

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Quarter Ended
	March 31,
(In millions)	2011	2010
Operating Activities
Net income	$235	$80
Adjustments to reconcile net income to cash used for operating activities:
Foreign exchange (gain) loss on debt	(43)	93
Depreciation, depletion and amortization	104	102
Other, net	1	(6)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade Accounts Receivable	(212)	(380)
Inventories	40	632
Trade Accounts Payable	355	434
Other, net	254	(195)
Cash provided by operating activities	734	760
Investing Activities
Payments made for capital expenditures	(207)	(287)
Acquisitions of businesses (net of cash acquired)	(62)	(133)
Proceeds from sale of property, plant and equipment and investments	5	54
Other, net	(18)	(15)
Cash used for investing activities	(282)	(381)
Financing Activities
Net borrowings (payments) of short-term debt	(726)	(308)
Proceeds from long-term debt	711	129
Repayment of long-term debt	(221)	(107)
Proceeds from sale of common shares	12	1
Dividends paid	(48)	(49)
Other	42	13
Cash used for financing activities	(230)	(321)
Effect of exchange rate changes on cash and cash equivalents	12	—
Net increase in cash and cash equivalents	234	58
Cash related to assets held for sale (8)	—	(138)
Cash and cash equivalents, beginning of period	578	553
Cash and cash equivalents, end of period	$812	$473

• Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure.  Total segment earnings before interest and tax (EBIT) is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of segment performance without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended
	March 31,
(In millions)	2011	2010
Total segment EBIT	$317	$118
Interest income	21	19
Interest expense	(72)	(78)
Income tax expense	(43)	(9)
Noncontrolling interest share of interest and tax	9	13
Net income attributable to Bunge	$232	$63

• Notes

(1)          Pretax impairment charges recorded in cost of goods sold in the quarter ended March 31, 2010 primarily consisted of $9 million in the agribusiness segment related to the closure of an older, less efficient U.S. oilseed processing facility and $2 million in the milling products segment related to the closure of a co-located corn oil extraction line.

Pretax restructuring charges in cost of goods sold for the quarter ended March 31, 2010 related to termination benefit costs in the U.S. and Brazil ($5 million in the agribusiness segment, $1 million in the sugar and bioenergy segment, $4 million in the fertilizer segment, and $1 million in the milling segment).

(2)          In the quarter ended March 31, 2010, Bunge acquired a 100% ownership interest in five sugar mills in Brazil and recorded pretax acquisition costs of $11 million in selling, general and administrative expenses.

(3)          Includes interest expense on readily marketable inventories of $28 million and $13 million for quarters ended March 31, 2011 and 2010, respectively.

(4)          Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2011 exclude the dilutive effect of 2 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2011 includes the dilutive effect of 7.5 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2010 excludes the dilutive effect of approximately 3 million outstanding stock options and contingently issuable restricted stock units because the effect of the conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2010 also excludes the dilutive effect of approximately 14.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would not have been dilutive.

(5)          See Reconciliation of Non-GAAP Measures.

(6)          Includes readily marketable inventories of $4,529 million and $4,851 million at March 31, 2011 and December 31, 2010, respectively.

(7)          Includes marketable securities of $41 million and $39 million at March 31, 2011 and December 31, 2010, respectively.

(8)          In January 2010, Bunge entered into a definitive agreement (as amended, the Agreement) with Vale S.A., a Brazil-based global mining company (Vale), pursuant to which Vale acquired Bunge’s fertilizer nutrients assets in Brazil, including its interest in Fertilizantes Fosfatados S.A. (Fosfertil) on May 27, 2010 for cash proceeds of $3.9 billion.  All assets and liabilities that were subject to the Agreement were classified as held for sale at March 31, 2010.